EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No. 333-205799, 333-205798, 333-173205, 333-138044, 333-122937 and 333-119157) and Registration Statements on Form S-8 (Registration No. 333-122302, 333-142284, 333-164656, 333-184136 and 333-193783) of Attunity Ltd of our reports dated March 1, 2017 with respect to the consolidated financial statements of Attunity Ltd and its subsidiaries and the effectiveness of internal control over financial reporting of Attunity Ltd and its subsidiaries for the year ended December 31, 2016 included in this Annual Report on Form 20-F for the year ended December 31, 2016.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER
March 1, 2017	A Member of Ernst & Young Global